Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Sumitomo Mitsui Financial Group, Inc.:

We consent to the use of our reports dated June 22, 2018 with respect to the consolidated statements of financial position of Sumitomo Mitsui Financial Group, Inc. and subsidiaries (the “SMBC Group”) as of March 31, 2018 and 2017, and the related consolidated income statement and consolidated statements of comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended March 31, 2018 and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of March 31, 2018 incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG AZSA LLC

Tokyo, Japan

December 20, 2018